Exhibit 99.1

Digital Power Corporation Reports Financial Results for the

Fourth Quarter and the Year Ended December 31, 2013

FREMONT, Calif., March 28, 2014, Digital Power Corporation (NYSE Amex: DPW - News) today announced its financial results for the fourth quarter and the year ended December 31, 2013.

Digital Power’s revenues for the year ended December 31, 2013 were $8,770,000, an increase of 2% from revenue of $8,589,000 for the year ended December 31, 2012. We recorded an operating loss of $317,000 for the year ended December 31, 2013 compared to an operating loss of $94,000 for comparable 2012 period. Net loss for the year ended December 31, 2013 was $632,000, an increase of 92%, or $303,000, over the loss of $329,000 for the year ended December 31, 2012. Gross margin in 2013 was 36%, a decrease from 40% reported in 2012.

Digital Power reported revenues of $2,267,000 for the fourth quarter ended December 31, 2013, an increase of 31% from revenue of $1,728,000 in the comparable quarter in 2012. We recorded an operating loss of $173,000 for the fourth quarter of 2013, compared to an operating loss of $438,000 for the fourth quarter of 2012. Digital Power reported a net loss of $361,000 for the fourth quarter of 2013, compared to a net loss of $415,000 for the fourth quarter of 2012.

Commenting on the results, President and CEO Amos Kohn stated: “During the fourth quarter and year ended December 31, 2013, we generated revenues from the sale of customized product solutions for the military, medical and telecom industries. This was part of our strategy to increase our efforts to provide fully customized power solutions, while continuing to engage with customers who buy our high-end standard and modified-standard product lines. Although our bottom line results were disappointing with respect to 2013, a majority of the increase in our net loss over 2012 was the result of an increase in non-cash related impairment charges associated with our 2011 investment in an affiliated company. Operating expenses were slightly lower in 2013 versus 2012, but we did experience a decline in gross margins related to product mix and incremental warranty expenses associated with certain foreign contracts."

Mr. Kohn continued: "We expanded our presence in certain market segments, as we were awarded several new fully customized design projects to supply power solutions for defense battlefield uses and scenarios and expanded our medical product capabilities to include patient-contact medical surgical instruments. In addition, we continue to develop and sell power rectifier systems to international naval fleets. We will continue to focus on solution-driven applications for our major vertical markets, including the telecom, medical, military, and industrial market segments. In addition, we plan to expand our capabilities by accelerating our development and release of even more advanced power products."

About Digital Power:

Digital Power Corporation is a solution-driven organization that designs, develops, manufactures and sells high-grade customized and flexible power system solutions for the most demanding applications in the medical, military, telecom and industrial markets. We are highly focused on high-grade and custom product designs for both the commercial and military/defense markets, where customers demand high density, high efficiency and ruggedized products to meet the harshest and/or military mission critical operating conditions. We are a California corporation originally formed in 1969, and our common stock trades on the NYSE Amex under the symbol "DPW". Digital Power's headquarters is located at 48430 Lakeview Blvd., Fremont, California, 94538; Contact: William J. Hultzman, Investor Relations, 510-657-2635; Website: www.digipwr.com.

Forward Looking Statements

The foregoing release contains “forward looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the Company’s current expectations regarding revenue and earnings results for 2014 and the expected results of modifications to the Company’s strategy. The Company cautions readers that such “forward looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward looking statements. The Company disclaims any current intention to update its “forward looking statements,” and the estimates and assumptions within them, at any time or for any reason.

In particular, the following factors, among others, could cause actual results to differ materially from those described in the “forward looking statements”: (a) the possibility of operating and net losses in the future; (b) dependency on Telkoor to design and manufacture products; (c) dependency on our ability, and the ability of our contract manufacturers, to timely procure electronic components; (d) the potential ineffectiveness of the Company’s strategic focus on power supply solution competencies; (e) dependency on developer partners for the development of some of our custom design products; (f) dependency on sales of our legacy products for a meaningful portion of our revenues; (g) the possible failure of the Company’s custom product development efforts to result in products which meet customers’ needs or such customers’ failure to accept such new products; (h) the ability of the Company to attract, retain and motivate key personnel; (i) dependence on a few major customers; (j) dependence on the electronic equipment industry; (k) reliance on third party subcontract manufacturers to manufacture certain aspects of the products sold by the Company; (l) reduced profitability as a result of increased competition, price erosion and product obsolescence within the industry; (m) the ability of the Company to establish, maintain and expand its OEM relationships and other distribution channels; (n) the inability of the Company to procure necessary key components for its products, or the purchase of excess or the wrong inventory; (o) variations in operating results from quarter to quarter; (p) dependence on international sales and the impact of certain governmental regulatory restrictions on such international sales and operations; and other risk factors included in the Company’s most recent filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are also available on the Company’s website at www.digipwr.com.

Digital Power Corporation

Financial Data

(In thousands except for per share data)

	Three months Ended December 31,		Year Ended December 31,
Statement of Operations Data:	2013	2012	2013	2012

Revenues	$2,267	$1,728	$8,770	$8,589
Operating loss	$(173)	$(438)	$(317)	$(94)
Other income (expense)	$(185)	$5	$(312)	$(233)
Net loss	$(361)	$(415)	$(632)	$(329)

Basic net loss per share:	$(0.053)	$(0.060)	$(0.092)	$(0.048)

	As of December 31,
Balance Sheet	2013	2012

Working capital	$3,841	$3,957
Total assets	$6,977	$6,932
Total liabilities	$1,930	$1,405
Shareholders' equity	$5,047	$5,527